Exhibit 4.2
Execution Version
FIRST SUPPLEMENTAL INDENTURE
between
MOUNT LOGAN CAPITAL INC.
and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee
Dated as of January 26, 2026
THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of January 26, 2026, is between Mount Logan Capital Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).
RECITALS OF THE COMPANY
The Company and the Trustee executed and delivered an Indenture, dated as of January 26, 2026 (the “Base Indenture” and, as supplemented by this First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Base Indenture.
The Company desires to initially issue and sell up to $40,000,000 aggregate principal amount (or up to $46,000,000 aggregate principal amount if the underwriters’ overallotment option to purchase additional 2031 Notes (as defined below) is exercised in full) of the Company’s 8.00% Notes due 2031 (the “2031 Notes”).
Sections 9.01(4) and 9.01(6) of the Base Indenture provide that, without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) change or eliminate any of the provisions of the Indenture when there is no Security Outstanding of any series created prior to the execution of a supplemental indenture that is entitled to the benefit of such provision and (ii) establish the form or terms of Securities of any series as permitted by Section 2.01 and Section 3.01 of the Base Indenture.
The Company desires to establish the form and terms of the 2031 Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the 2031 Notes (except as may be provided in a future supplemental indenture to the Indenture (a “Future Supplemental Indenture”)).
The Company has duly authorized the execution and delivery of this First Supplemental Indenture to provide for the issuance of the 2031 Notes and all acts and things necessary to make this First Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the 2031 Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the 2031 Notes, as follows:

ARTICLE I
TERMS OF THE 2031 NOTES
Section 1.01. Terms of the 2031 Notes. The following terms relating to the 2031 Notes are hereby established:
(a) The 2031 Notes shall constitute a series of Securities having the title “8.00% Notes due 2031 ” and shall be designated as “Senior Securities” under the Indenture. The 2031 Notes shall bear a CUSIP number of 62188E202 and an ISIN number of US62188E2028.
(b) The aggregate principal amount of the 2031 Notes that may be initially authenticated and delivered under the Indenture (except for 2031 Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other 2031 Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Base Indenture) shall be $40,000,000 aggregate principal amount (or up to $46,000,000 aggregate principal amount if the underwriters’ overallotment option to purchase additional 2031 Notes is exercised in full). Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or a Future Supplemental Indenture, the Company may from time to time, without the consent of the Holders of 2031 Notes, issue additional 2031 Notes (in any such case, “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the 2031 Notes initially issued; provided that such Additional Notes must be part of the same issue as the 2031 Notes for U.S. federal income tax purposes if represented by the same CUSIP number as the 2031 Notes. Any Additional Notes and the existing 2031 Notes shall constitute a single series under the Indenture, and all references to the relevant 2031 Notes herein shall include the Additional Notes unless the context otherwise requires.
(c) The entire outstanding principal of the 2031 Notes shall be payable on January 31, 2031 unless earlier redeemed or repurchased in accordance with the provisions of the Indenture.
(d) The rate at which the 2031 Notes shall bear interest shall be 8.00% per annum. The date from which interest shall accrue on the 2031 Notes shall be January 26, 2026, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the 2031 Notes shall be January 30, April 30, July 30 and October 30 of each year, commencing April 30, 2026 (provided that, if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment shall be made on the next succeeding Business Day, and no additional interest shall accrue as a result of such delayed payment); the initial interest period shall be the period from and including January 26, 2026 (or the most recent Interest Payment Date to which interest has been paid or provided for), to, but excluding, the initial Interest Payment Date, and the subsequent interest periods shall be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, shall be paid to the Person in whose name the 2031 Note (or one or more predecessor 2031 Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be January 15, April 15, July 15 or October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Payment of principal of (and premium, if any) and any such interest on the 2031 Notes shall be made at the Corporate Trust Office of the Trustee in Boston, Massachusetts in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Interest on the 2031 Notes shall be computed on the basis of a 360-day year of twelve 30-day months.
(e) The 2031 Notes shall be initially issuable in global form (each such 2031 Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this First Supplemental Indenture. Each Global Note shall represent the outstanding 2031 Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding 2031 Notes from time to time endorsed thereon and that the aggregate amount of outstanding 2031 Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding 2031 Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 2.03 and 3.05 of the Base Indenture.

(f) The depository for such Global Notes (the “Depository”) shall be The Depository Trust Company, New York, New York. The Security Registrar with respect to the Global Notes shall be the Trustee.
(g) The 2031 Notes shall be defeasible pursuant to Section 14.02 or Section 14.03 of the Base Indenture. Covenant defeasance contained in Section 14.03 of the Base Indenture shall apply to the covenants contained in Sections 10.07, 10.08, and 10.09 of the Indenture.
(h) The 2031 Notes shall not be subject to any sinking fund pursuant to Section 12.01 of the Base Indenture.
(i) The 2031 Notes shall be issuable in denominations of $25 and integral multiples of $25 in excess thereof.
(j) Holders of the 2031 Notes shall not have the option to have the 2031 Notes repaid prior to the Stated Maturity.
ARTICLE II
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
Section 2.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2031 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Article I of the Base Indenture shall be amended by adding or amending and restating, as applicable, the following defined terms to Section 1.01 thereof in appropriate alphabetical sequence, as follows:
““Business Day”, when used with respect to any Place of Payment or any other particular location referred to in this Indenture or in the Securities, means, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City and Boston, Massachusetts are authorized or obligated by law or executive order to close.”
““Capitalized Lease Obligations”” means the capitalized amount which, in accordance with GAAP is required to be reported as a liability on the balance sheet of a Person at such time in respect of such Person’s interest as lessee under a capitalized lease.
““Cash Interest Coverage Ratio” means the ratio of (i) LTM Total Earnings to (ii) LTM Cash Interest Expense.”
““Code” means the Internal Revenue Code of 1986, as amended.”
““Contingent Obligation”” means, as to any Person and without duplication of amounts, any written obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any Indebtedness, noncancellable lease, dividend, reimbursement obligations relating to letters of credit, or any other obligation that pertains to Indebtedness, a noncancellable lease, a dividend, or a reimbursement obligation related to letters of credit (each, a “primary obligation”) of any other Person (“primary obligor”) in any manner, whether directly or indirectly, including any written obligation of such Person, irrespective of whether contingent, (a) to purchase any such primary obligation, (b) to advance or supply funds (whether in the form of a loan, advance, Equity Interests purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any asset constituting direct or indirect security therefor, or (ii) to maintain working capital or equity capital of the primary obligor, or otherwise to maintain the net worth, solvency, or other financial condition of the primary obligor, or (c) to purchase or make payment for any asset, securities, services, or noncancellable lease if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; provided that the term “Contingent Obligation”

shall not include endorsements or instruments for deposit or collection in the ordinary course of business or customary and reasonable contingent indemnification obligations or purchase price holdbacks in effect on the date the Notes are originally issued or entered into in connection with any acquisition or disposition of assets permitted under the Indenture. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
““Continuing Director” means a director who either was a member of the Company’s board of directors on the issue date of the 2031 Notes or who becomes a member of the Company’s board of directors subsequent to that date and whose election, appointment or nomination for election by the Company’s stockholders is duly approved by a majority of the continuing directors on the Company’s board of directors at the time of such approval by such election or appointment.”
““Equity Interests”” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
““Fee Related Earnings” means the sum of the Company’s (i) management fees, (ii) performance fees received from certain managed funds (iii) equity investment earnings related to fee generating vehicles, and (iv) interest income attributable to investment management activity, less (a) fee-related compensation, excluding equity-based compensation, and (b) other associated operating expenses, which excludes amortization of acquisition-related intangible assets and interest and other credit facility expenses.”
““GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.”
““Indebtedness” means as of any date of determination, all indebtedness for borrowed money of the Company and its Subsidiaries that is included as a liability on the consolidated financial statements of the Company in accordance with GAAP, excluding: (i) any indebtedness to the extent discharged or to the extent secured by cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee or other agent with respect to third party indebtedness), (ii) Intercompany Debt, (iii) all liabilities associated with customary exceptions to non-recourse indebtedness, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions and (iv) any redeemable equity interest in the Company; provided that Indebtedness of a Subsidiary of the Company that is not a wholly owned Subsidiary of the Company shall be reduced to reflect the Company’s proportionate interest therein.”
““Insurance Subsidiary” means Ability Insurance Company and any other Subsidiary whose primary business is insurance or reinsurance (and its and their respective subsidiaries).”
““Intercompany Debt” means, as of any date, Indebtedness to which the only parties are the Company and any of its Subsidiaries as of such date; provided, however, that with respect to any such Indebtedness of which the Company is the borrower, such Indebtedness is subordinate in right of payment to the 2031 Notes.”
““Latest LTM Period” means the most recently ended four fiscal quarter period.”

““LTM Cash Interest Expense” means, for the Latest LTM Period, cash interest actually paid or payable in cash by Company and its Subsidiaries on Indebtedness, excluding: (i) any interest of Insurance Subsidiaries (including on insurance surplus notes), (ii) non-cash interest (including PIK, amortization of deferred financing costs, OID, accretion, or fair-value changes), and (iii) interest capitalized to asset cost.”
““LTM FRE” means the total aggregate Fee Related Earnings for the Latest LTM Period, calculated consistently with the Company’s consolidated financial statements and notes thereto prepared in accordance with GAAP.”
““LTM SRE” means the total aggregate Spread Related Earnings for the Latest LTM Period, calculated consistently with the Company’s consolidated financial statements and notes thereto prepared in accordance with GAAP.”
““LTM Total Earnings” means the sum of LTM FRE and LTM SRE for the Latest LTM Period.”
““Permitted Debt” means”
(1)Indebtedness evidenced by the Notes;
(2)(i) Indebtedness resulting from Capitalized Lease Obligations and (ii) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
(3)Contingent Obligations resulting from the endorsement of instruments for collection in the ordinary course of business;
(4)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to us or any of our Subsidiaries which Indebtedness is incurred in the ordinary course of business, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred;
(5)Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;
(6)Indebtedness incurred in the ordinary course of business with banks or financial institutions that arises in connection with cash management arrangements and related treasury services;
(7)Indebtedness existing on the date the Notes are originally issued;
(8)Indebtedness of us or any Subsidiary owing to us, any Subsidiary or Sierra Crest;
(9)non-speculative Swap Arrangements for the purpose of limiting interest rate risk or exchange rate risk with respect to any Indebtedness not prohibited under this Indenture;
(10)other Indebtedness in an aggregate principal amount not exceeding the greater of $15,000,000 and 100% of LTM Total Earnings at any one time outstanding;
(11)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts or in connection with endorsement of instruments for deposit incurred in the ordinary course of business;
(12)Indebtedness incurred in the ordinary course of business under incentive, non-compete, consulting, deferred compensation, or other similar arrangements incurred by us or any Subsidiary;

(13)Indebtedness incurred in the ordinary course of business with respect to the financing of insurance premiums;
(14)Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder;
(15)guaranties by us or any Subsidiary in respect of real estate lease obligations incurred in the ordinary course of business;
(16)Indebtedness incurred by us or any Subsidiary arising from agreements providing for indemnities, adjustment of purchase price or similar obligations in connection with acquisitions or dispositions of any business assets;
(17)Indebtedness under any revolving credit facility or facilities, including drawings upon any letters of credit, in an aggregate principal amount not exceeding the greater of $7,500,000 and 50% of LTM Total Earnings at any one time outstanding;
(18)Indebtedness that is contractually or structurally subordinated in right of payment to the Notes;
(19)Indebtedness incurred in connection with litigation or regulatory investigations or enforcement actions, including any judgment, settlement or other resolution thereof; and
(20)Indebtedness incurred in connection with the refinancing of any Indebtedness incurred in compliance with this Indenture.”
““Redemption Date” means, with respect to any 2031 Note or portion thereof to be redeemed in accordance with the provisions of Section 3.01 hereof, the date fixed for such redemption in accordance with the provisions of Section 3.01 hereof.”
““Significant Subsidiary” means any direct or indirect Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act (but excluding any Subsidiary which is (a) a non-recourse or limited recourse Subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with the Company for purposes of GAAP).”
““Spread Related Earnings” means, for the insurance solution segment of the Company’s income, the sum of (i) the net investment earnings on insurance solutions segment’s net invested assets (excluding investment earnings on funds held under reinsurance contracts and modified coinsurance agreement), less (ii) cost of funds (as described below), (iii) compensation and benefits, (iv) interest expense and (v) operating expenses.”
““Swap Arrangements”” means (i) any interest rate, foreign currency, commodity, equity, equity market index-based or debt-market index-based swap, collar, cap, floor or forward rate agreement (which may include, for the avoidance of doubt, any of the foregoing entered into for speculative purposes), (ii) any agreement or arrangement designed to protect against fluctuations in, or to provide for periodic settlements or settlements upon termination based on, interest rates or currency, commodity or equity values, the values of one or more portfolios of, or indices based on, debt or equity securities, or the performance of one or more economic indicators (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and (iii) any confirmation executed in connection with any such agreement or arrangement.
““Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.”
ARTICLE III
REDEMPTION
The provisions of Article XI of the Base Indenture, as amended by the provisions of this First Supplemental Indenture, shall apply to the 2031 Notes.

Section 3.01. Optional Redemption
(a) The Company may, at its option, redeem the 2031 Notes for cash, in whole at any time or in part from time to time: on or after January 31, 2028 at a redemption price equal to 100% of their principal amount, in each case, plus accrued and unpaid interest to, but excluding, the date of redemption.
Section 3.02. Notice of Optional Redemption; Selection of Notes.
(a) In case the Company shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 3.01 hereof, it shall fix a date for redemption and it or, at its written request received by the Trustee not fewer than five (5) Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be delivered, the Trustee in the name of and at the expense of the Company, shall deliver or cause to be delivered a notice of such redemption not fewer than ten (10) calendar days nor more than sixty (60) calendar days prior to the Redemption Date to each Holder of Notes so to be redeemed in whole or in part at its last address as the same appears on the register; provided that if the Company makes such request of the Trustee, it shall, together with such request, also give written notice of the Redemption Date to the Trustee; provided further that the text of the notice shall be prepared by the Company. The notice, if delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any 2031 Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other 2031 Note. Any such notice of redemption may, in the Company’s sole discretion, be conditioned on the occurrence of one or more events, facts and circumstances.
(b) Each such notice of redemption shall specify: (i) the aggregate principal amount of 2031 Notes to be redeemed, (ii) the CUSIP number or numbers, if any, of the 2031 Notes being redeemed, (iii) the Redemption Date (which shall be a Business Day), (iv) the Redemption Price at which 2031 Notes are to be redeemed, (v) the place or places of payment and that payment will be made upon presentation and surrender of such 2031 Notes and (vi) that interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that, unless the Company defaults in the payment of the Redemption Price, on and after said date interest thereon or on the portion thereof to be redeemed will cease to accrue.
(c) If fewer than all the 2031 Notes are to be redeemed, the particular 2031 Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the Trustee from the outstanding 2031 Notes not previously called for redemption, by lot, or in the trustee’s discretion, on a pro-rata basis, subject to the applicable procedures of the Depository, provided that the unredeemed portion of the principal amount of any 2031 Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such 2031 Notes. The Trustee shall promptly notify the Company in writing of the 2031 Notes selected for redemption and, in the case of any 2031 Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the 2031 Notes or portions thereof called for redemption that are registered in the name of the Depository or its nominee will be selected by the Depository in accordance with the Depository’s applicable procedures.
(d) Unless the Company defaults on the payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the 2031 Notes called for redemption. The Company may at any time, and from time to time, purchase 2031 Notes at any price or prices in the open market or otherwise.
Section 3.03. Optional Redemption Upon Change of Control.
The 2031 Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

A “Change of Control” will be deemed to have occurred at the time after the 2031 Notes are originally issued if:
(a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company;
(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100.0% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;
(c) “Continuing Directors” cease to constitute at least a majority of the Company’s board of directors; or
(d) if after the 2031 Notes are initially listed on The Nasdaq Global Market or another national securities exchange, the 2031 Notes fail, or at any point cease, to be listed on The Nasdaq Global Market or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the 2031 Notes are initially listed on The Nasdaq Global Market or another national securities exchange, such 2031 Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.
ARTICLE IV
SATISFACTION AND DISCHARGE
Section 4.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2031 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 4.01 of the Base Indenture shall be amended by replacing clause (2) thereof with the following:
“(2) the Company has irrevocably paid or caused to be irrevocably paid all other sums payable hereunder by the Company, including sums payable to the Trustee; and”
ARTICLE V
REMEDIES
Section 5.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2031 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 5.01 of the Base Indenture shall be amended by replacing clause (2) thereof with the following:
“(2) default in the payment of the principal of (or premium, if any) any 2031 Note when it becomes due and payable at its Maturity; or”
Section 5.02. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2031 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 5.02 of the Base Indenture shall be amended by replacing the first paragraph thereof with the following:
“If an Event of Default (other than an Event of Default under Section 5.01(5) or Section 5.01(6)) with respect to the 2031 Notes at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding 2031 Notes may (and the Trustee shall at the request of such Holders) declare the principal of all the 2031 Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. If an Event of Default under Section 5.01(5) or Section 5.01(6) occurs, the entire principal amount of all the 2031 Notes shall automatically become due and immediately payable.
“At the Company’s election, the sole remedy with respect to an Event of Default due to the Company’s failure to comply with certain reporting requirements under the Trust Indenture Act or under Section 10.07 below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the 2031 Notes at an annual rate equal to: (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the Trustee or the Holders of not less than 25% of the outstanding principal amount of the 2031 Notes may declare the principal, together with accrued and unpaid interest, if any, on the 2031 Notes to be due and payable immediately. If the Company choose to pay such additional interest, the Company must notify the Trustee and the Holders of the 2031 Notes by certificate of the Company’s election at any time on or before the close of business on the first business day following the Event of Default and the Company shall deliver to the Trustee an officer’s certificate (upon which the Trustee may rely conclusively) to that effect stating: (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable. Unless and until the Trustee receives such a certificate, the Trustee may assume without inquiry that no such additional interest is payable and the Trustee shall not have any duty to verify the Company’s calculations of additional interest.”
ARTICLE VI
COVENANTS
Section 6.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2031 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Article X of the Base Indenture shall be amended by adding the following new Sections 10.07 and 10.08 thereto, each as set forth below:
“Section 10.07 Commission Reports and Reports to Holders.
If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Commission, the Company agrees to furnish to the Holders of 2031 Notes and the Trustee for the period of time during which the 2031 Notes are Outstanding: (i) within 90 days after the end of the each fiscal year of the Company, audited annual consolidated financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with GAAP.”
“Section 10.08 Interest Coverage Ratio.
The Company will not, and will not permit any Subsidiary (other than the Insurance Subsidiary) to, incur any Indebtedness (other than Permitted Debt) unless, on the date of such incurrence and after giving pro forma effect thereto and to the application of the proceeds thereof, the Company’s Cash Interest Coverage Ratio for the Latest LTM Period is not less than 2.0 to 1.0.”
ARTICLE VII
DEFEASANCE
Section 7.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2031 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 14.04 of the Base Indenture shall be amended by adding the following clause (h):

“(h) In the case of an election under Section 14.02, in addition to the amounts deposited for the benefit of the Holders pursuant to clause (a) of this Section 14.04, the Company shall have irrevocably deposited or caused to be irrevocably deposited with the Trustee all amounts then due to the Trustee under the Indenture.”
ARTICLE VIII
MEETINGS OF HOLDERS OF SECURITIES
Section 8.01 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2031 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 15.05 of the Base Indenture shall be amended by replacing clause (c) thereof with the following:
“(c) At any meeting of Holders, each Holder of a 2031 Note or proxy shall be entitled to one vote for each $25.00 principal amount of the Outstanding Securities of such series held or represented by such Holder; provided, however, that no vote shall be cast or counted at any meeting in respect of any Security challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote, except as a Holder of a Security of such series or proxy.”
ARTICLE IX
MISCELLANEOUS
Section 9.01. This First Supplemental Indenture and the 2031 Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.
Section 9.02. Except as may be provided in a Future Supplemental Indenture, Article VI of the Base Indenture shall be amended by adding the following Section 6.13:
“Section 6.13 Trustee’s Cooperation.
So long as the outstanding 2031 Notes are registered in the name of Cede & Co. or its registered assigns, the Trustee shall cooperate with Cede & Co., as sole registered Owner, and its registered assigns in effecting payment of the principal of, Redemption Price and interest on the 2031 Notes by arranging for payment in such manner that funds for such payments are properly identified and are made immediately available on the date they are due. The Company acknowledges that in order for the Trustee to make funds for such payments immediately available to the Depository on the date they are due, the Company shall ensure the funds for such payments are remitted and made immediately available to the Trustee, no later than 10:00 a.m. Eastern Time on the date they are due to Cede & Co. in order for the Trustee to conform to the payment guidelines of the Depository. Funds for such payments received by the Trustee after 10:00 a.m. Eastern Time on the date they are due to Cede & Co. may not be assured of timely payment and detail payment notification to the Depository for subsequent allocation to the noteholders.”
Section 9.03. In case any provision in this First Supplemental Indenture or in the 2031 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 9.04. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same First Supplemental Indenture. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. The Trustee shall have no liability for relying on such digital signatures or electronic methods.
Section 9.05. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the 2031 Notes. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the 2031 Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Base Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder.
Section 9.06. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.
Section 9.07. Notwithstanding anything else to the contrary herein, the terms and provisions of this First Supplemental Indenture shall apply only to the 2031 Notes and shall not apply to any other series of Securities under the Base Indenture, and this First Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding.
Section 9.08. The recitals contained herein and in the 2031 Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, the 2031 Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture, authenticate the 2031 Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the 2031 Notes or any Additional Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

MOUNT LOGAN CAPITAL INC.

By:	/s/ Nikita Klassen
Name:	Nikita Klassen
Title:	Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steven J. Gomes
Name:	Steven J. Gomes
Title:	Vice President
[Signature page to First Supplemental Indenture]

Exhibit A - Form of Global Note
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
Mount Logan Capital Inc.

No. 1	$40,000,000
CUSIP No. 62188E202
ISIN No. US62188E2028
8.00% Notes due 2031
Mount Logan Capital Inc., a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of FORTY MILLION DOLLARS (U.S. $40,000,000) on January 31, 2031, and to pay interest thereon from January 26, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on January 30, April 30, July 30 and October 30 of each year, commencing April 30, 2026 (provided, that if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment shall be made on the next succeeding Business Day and no additional interest shall accrue as a result of such delayed payment), at the rate of 8.00% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be January 15, April 15, July 15 or October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. This Security may be issued as part of a series.
Payment of the principal of (and premium, if any) and any such interest on this Security shall be made at the Corporate Trust Office of the Trustee in Boston, Massachusetts in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated:

Mount Logan Capital Inc.

By:
Name:
Title:

Attest
By:
Name:
Title:
[Signature Page to Global Note]

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory
[Signature Page to Global Note]

Mount Logan Capital Inc.
8.00% Notes due 2031
This Security is one of a duly authorized issue of Senior Securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of January 26, 2026 (herein called the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as supplemented by the First Supplemental Indenture, dated as of January 26, 2026, by and between the Company and the Trustee (herein called the “First Supplemental Indenture”; the First Supplemental Indenture and the Base Indenture collectively are herein called the “Indenture”). In the event of any conflict between the Base Indenture and the First Supplemental Indenture, the First Supplemental Indenture shall govern and control.
This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $40,000,000 (or up to $46,000,000 aggregate principal amount if the underwriters’ overallotment option to purchase additional 2031 Notes is exercised in full). Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities. Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.
The Company shall have the right to redeem the Securities under certain circumstances as set forth in Article III of the First Supplemental Indenture. The Securities are not subject to redemption through the operation of any sinking fund.
Holders of Securities do not have the option to have the Securities repaid prior to Maturity.
The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, other than an Event of Default referred to in Section 5.01(5) or Section 5.01(6) of the Indenture, with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity and/or security against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity and/or security. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein. If an Event of Default referred to in Section 5.01(5) or Section 5.01(6) of the Indenture has occurred, the entire principal amount of all the Securities of this series shall automatically become due and immediately payable.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Securities of this series are issuable only in registered form without coupons in denominations of $25 and any integral multiples of $25 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company or Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.